Version 9/12/03

            FORM OF TRANSFER AGENCY AND SUB-ADMINISTRATION AGREEMENT

     AGREEMENT made as of the ____ day of ____________, 2003, between AMERICAN EXPRESS FINANCIAL CORPORATION ("AEFC"), a ________________________ having its principal place of business at 50611 AXP Financial Center, Minneapolis, MN 55474, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, OH 43219.

     WHEREAS, AEFC serves as both the investment manager and administrator to ADVISORY HEDGED OPPORTUNITY FUND (the "Company"), a Delaware statutory trust, having its principal place of business at 50611 AXP Financial Center, Minneapolis, MN 55474, and in such capacity has been authorized to engage third parties to provide certain services to the Company; and

     WHEREAS, the Company is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") and currently intends to invest its assets primarily in "Investment Vehicles," as that term is defined in the Prospectus of the Company dated ________________, 2003 (together with the Company's Statement of Additional Information, each as amended and in effect from time to time, the "Prospectus"); and

     WHEREAS, the Company has registered the offering and sale of its shares (the "Shares") under the Securities Act of 1933, as amended, (the "Securities Act");

     WHEREAS, AEFC desires that BISYS assist it, in its capacity as Administrator, by providing certain fund accounting and financial reporting, administrative and tax allocation services for the Company, and that BISYS act as transfer agent and provide certain transfer agency services relating to the investors that purchase Shares ("Shareholders"); and

     WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1.   Services as Transfer Agent and Sub-Administrator

     (a) Maintenance of Books and Records. BISYS will keep and maintain the following books and records pursuant to Rule 31a-1 (the "Rule") under the 1940
Act:

     (i) Journals containing an itemized daily record in detail of all purchases and sales of securities (including interests in Investment Vehicles), all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

     (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection
            (b)(2)(i) of the Rule;

     (iii)  Separate ledger accounts  required by subsections  (b)(2)(ii) and
            (iii) of the Rule; and

     (iv)   A  monthly   trial  balance  of  all  ledger   accounts   (except
            shareholder accounts) as required by subsection (b)(8) of the Rule.

     (b) Fund Administration and Tax Reporting. In addition to the maintenance of the books and records specified above, BISYS shall perform the following accounting services (monthly, unless expressly provided otherwise):

     (i) Obtain and monitor receipt of monthly values from Investment Vehicles' managers or administrators, compute market value of the portfolio monthly within the time period and in the manner described in the Company's Prospectus, and strike and issue total and per Share NAVs for the Company (all in accordance with the Company's valuation policy) by an agreed upon date in each subsequent month.

     (ii) Verify and reconcile with the Company's custodian weekly cash balances and changes in Company holdings of Investment Vehicles.

     (iii) Calculate contractual expenses of the Company, including calculation of management fees and expense waivers/reimbursements, in accordance with the relevant contracts and the Prospectus (if applicable).

     (iv) Accrue Company expenses according to instructions received from AEFC.

     (v) Determine the outstanding receivables and payables for all (1) Investment Vehicle trades, (2) Share transactions, and (3) income and expense accounts.

     (vi) Record all Company expenses and all income and reimbursements according to instructions received from AEFC.

     (vii)  Maintain the book and tax basis of each Investment Vehicle.

     (viii) Obtain   subscription   and  redemption   confirmations   from
            Investment Vehicles in accordance with purchase information provided by AEFC.

     (ix) Prepare statement of assets and liabilities and statement of operations.

     (x)    Calculate  excise  tax  and  spillback   distributions   for  the
            Company's auditor.

     (xi) Prepare accounting reports, and monitor and advise the Company and AEFC regarding the Company's regulated investment company status under the Internal Revenue Code of 1986, as amended.

     (xii)  Prepare  condensed  monthly and quarterly  financial  information
            for  review  by  AEFC   including   trial   balances,   portfolio
            appraisals, expense summaries, and investor account summaries.

     (xiii) Provide accounting reports in connection with the annual audit performed by the Company's auditor and provide the auditor with access to the Company's books and records.

     (xiv) Prepare, file and distribute semi-annual and annual financial statements. Obtain and include, as required and available, related certifications and reports.

     (xv) Assist AEFC as requested in developing compliance procedures for the Company, including compliance with the Company's investment objective, defined investment policies, restrictions, anti-money laundering program (the "AML Program"), and tax diversification, distribution and income requirements; monitor compliance with the Company's investment objective and investment policies as are determinable based upon the Company's records, and make reports regarding such compliance available to the Company's Board of Trustees (the "Board").

    (xvi) Assist with regulatory audits and examinations of the Company and of AEFC as related to the Company including providing accounting reports of the Company for such audits and examinations.

    (xvii) Provide assistance and guidance to the Company and AEFC with respect to matters governed by or related to regulatory requirements and developments by monitoring regulatory and legislative developments which may effect the Company, and assisting in strategic planning in response thereto.

     (c) Transfer Agent/Investor Services. BISYS shall also maintain accounts of Shareholders on its investor record-keeping systems, and provide the following investor services in connection therewith:

    (i) Maintain the Share register; process purchases, redemptions, and transfers of Shares; maintain Shareholder records, including account documentation files, and record Shareholder account information changes; provided that all of the foregoing shall be based upon documentation and information received from AEFC, and provided further that BISYS will not be responsible for conducting investor suitability or anti-money laundering checks.

     (ii) Prepare and issue Shareholder confirmations in compliance with Rule 10b-10 of the Securities Exchange Act of 1934, as amended, to institutional Shareholders (BISYS shall not issue confirmations to non-institutional Shareholders).

     (iii) Prepare and issue periodic account statements to institutional Shareholders (BISYS shall not prepare or issue periodic account statements to non-institutional Shareholders).

     (iv)   Prepare and distribute Forms 1099 to institutional
            Shareholders, as applicable. (BISYS shall not prepare or issue Forms 1099 to non-institutional Shareholders).

     (v) Manage the Company's tender offer process (no more frequently than quarterly), including distribution of tender offer materials to all Shareholders, recording Shareholder replies and responding to Shareholder questions regarding tender offer process.
     (vi) Process dividend and capital gains payments, including the purchase of new shares through reinvestment.

     (vii) Monitor the movement of escrow money for subscriptions of institutional Shareholders, monitor receipt of money in connection with tender offers and reconcile the Company's bank accounts. (BISYS shall not coordinate or monitor the movement of escrow money for subscriptions of non-institutional Shareholders to non-institutional Shareholders)

     (viii) At AEFC's request and upon provision to BISYS of the necessary information and/or documentation:

            (A) Place holds on transactions in Shareholder accounts or freeze assets in Shareholder accounts, as provided in the Company's AML Program.

            (B) Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

            (C) Maintain all records or other documentation related to Shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Company's AML Program, and make the same available for inspection by (i) the Company's AML Compliance Officer, (ii) any auditor of the Company's AML Program or related procedures, policies or controls that has been designated by the Company in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Company's AML Compliance Officer or Board.

     (d) Legal Services.

     (i)  Assist,  as  reasonably   requested  by  AEFC,  with  preparation  and
          distribution of Board materials for and conduct of the Company's organizational Board meeting.

     (ii) prepare and file with the SEC the semi-annual report for the Funds on Form N-SAR and N-CSR and all required notices pursuant to Rule 24f-2.

     (e) Blue Sky Services. Upon receipt of appropriate information, prepare such reports, applications and documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the Shares with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Company and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Company and the Shares with state securities authorities to enable the Company to make a continuous offering of its Shares.

     (f) Special Reports and Services. BISYS may provide additional special reports and such other similar services as may be reasonably requested by AEFC or the Company, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

     (g) Subcontracting. BISYS may at its expense subcontract with any entity or person concerning the provision of services it provides hereunder; provided, however, that BISYS shall not be relieved of any of its obligations under this Agreement by the appointment of such sub-contractor and provided further, that BISYS shall be responsible, to the extent provided in Article 6 hereof, for all acts of such subcontractor as if such acts were its own including any payment for services provided by sub-contractor.

     2.   Compensation

     AEFC shall pay BISYS compensation for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in Schedule A attached hereto.

     3.   Reimbursement of Expenses and Miscellaneous Service Fees

     (a) In addition to paying BISYS the fees provided in Section 2 and Schedule A, AEFC agrees to reimburse BISYS for its reasonable out-of-pocket expenses in providing services hereunder, including without limitation the following:

     (i) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Company or AEFC;

     (ii) The cost of microfilm or microfiche of records or other materials;

     (iii) All systems-related expenses associated with the provision of special reports, interfaces and services;

     (iv) Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed materials) which shall be required by BISYS for the performance of the services to be provided hereunder;

     (v) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with AEFC, the Company, dealers, public accountants or others as required for BISYS to perform the services to be provided hereunder;

     (vi) Costs, if any, associated with record retention on behalf of Company or AEFC;

     (vii)  Costs of fulfillment, if requested;

     (viii) Costs of settlements;

     (ix)   Bank account charges;

     (x)    Travel and related expenses;

     (xi) Any expenses BISYS shall incur at the written direction of an officer or Trustee of the Company or AEFC (other than an employee of BISYS) thereunto duly authorized; and

     (xii) Any additional expenses reasonably incurred by BISYS in the performance of its duties and obligations under this Agreement, except as otherwise provided in this Agreement.

     (b)  In addition, BISYS shall be entitled to receive the following fees:

     (i) Systems development fees billed at an hourly rate of $150 per hour, as approved by the Company;

     (ii) Fees for ad hoc or customized reports, billed at an agreed upon rate; and

     (iii) Fees for the development of custom interfaces, billed at a mutually agreed upon rate.

     4.   Standard of Care; Uncontrollable Events; Limitation of Liability

     BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to AEFC or the Company for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

     BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon AEFC's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS's reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or similar events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

     NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR PUNITIVE, SPECIAL OR
CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER BISYS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     5.   Term

     This Agreement shall become effective as of the date first written above and shall continue in effect for three (3) years, until _______________, 2006 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one (1) year periods ("Rollover Periods"). This Agreement may be terminated (i) by provision of a notice of non-renewal at least ninety (90) days prior to the end of the Initial Term or any Rollover Period, as the case may be, (ii) by mutual agreement of the parties, or (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause.

     For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated (or, in the case of termination by BISYS, the Company) which are evidenced by the authorization or commencement of a voluntary, or failure to diligently contest an involuntary, case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. BISYS shall not terminate this Agreement pursuant to clause (a) above based solely upon AEFC's failure to pay an amount to BISYS which is the subject of a good faith dispute, if (i) AEFC is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) AEFC continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

     Notwithstanding the foregoing, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of AEFC or the Company, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by AEFC upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Company, in addition to the fees and disbursements provided by Sections 2 and 3 hereof, the amount of all of BISYS's cash disbursements in connection with BISYS's activities in effecting such termination, including without limitation, the delivery to AEFC, the Company, the Company's distributor or investment advisor, and/or other parties of the Company's property, records, instruments and documents.

     If, for any reason other than (i) nonrenewal, (ii) mutual agreement of the parties, or (iii) termination of BISYS for "cause" hereunder, BISYS's' services are terminated hereunder, BISYS is replaced as sub-administrator or transfer agent, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any sub-contractor appointed as provided in Section 1(f) hereof), then AEFC shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance that would be due BISYS for its services hereunder during the lesser of (i) twelve (12) months or (ii) the remainder of the term of this Agreement, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month shall be based upon the average assets, and corresponding fees payable to BISYS, during the twelve (12) months prior to the date that services terminate, BISYS is replaced or a third party is added.

     In the event the Company is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide fund accounting and administration services consistent with this Agreement. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, BISYS is replaced or a third party is added.

     The parties further acknowledge and agree that, in the event services are terminated, BISYS is replaced, or a third party is added, as set forth above,
(i) a
determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

     6.   Indemnification

     AEFC agrees to indemnify and hold harmless BISYS, its affiliates, and their respective employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character ("Losses") arising out of or in any way relating to BISYS's actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Company, AEFC, the Company's custodian or auditor, or any other authorized service provider; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

     BISYS shall indemnify, defend, and hold AEFC and the Company and their respective employees, agents, trustees, directors, officers and nominees harmless from and against any and all Losses resulting directly and proximately from BISYS's willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.

     The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. The indemnified party shall not settle or compromise any claim or action for which indemnity may be sought without the consent of the indemnifying party.

     The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnifying party shall not settle or compromise any claim or action without the consent of the indemnified party if it imposes liability, fault, any restriction or continuing obligation, or other consequence on the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     7.   Record Retention and Confidentiality

     BISYS shall keep and maintain on behalf of the Company all books and records which the Company and BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by BISYS on behalf of the Company shall be prepared and maintained at the expense of BISYS, but shall be the property of the Company and will be surrendered promptly to AEFC or the Company upon their request, and made available for inspection by AEFC, the Company or by the Securities and Exchange Commission at reasonable times.

     In case of any request or demand for the inspection of such records by another party, BISYS shall notify AEFC and follow AEFC's instructions as to permitting or refusing such inspection; provided that BISYS may exhibit such records in any case where (i) disclosure is required by law or legal process,
(ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or regulatory process, or (iv) BISYS is requested to make a disclosure by AEFC or the Company. BISYS shall provide the Company with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable.

     8.   Activities of BISYS

     The services of BISYS rendered to AEFC and the Company hereunder are not to be deemed exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that trustees, officers, employees and Shareholders the Company are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Company as a Shareholder or otherwise.

     9.   Reports

     BISYS shall furnish to AEFC and/or the Company and to the Company's properly authorized auditors, investment advisors, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by AEFC or the Company in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by BISYS, or as subsequently agreed upon by the parties pursuant to an amendment hereto. AEFC agrees to examine or to cause the Company to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient after conducting a diligent examination, are not so reported promptly, a report will for all purposes be accepted by and binding upon the Company and any other recipient, and BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report.

     10.  Rights of Ownership; Return of Records

     All computer programs and procedures employed or developed by or on behalf of BISYS to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Company. BISYS may at its option at any time, and shall promptly upon AEFC's or the Company's demand or termination of this Agreement, deliver in appropriate form to AEFC or the Company and cease to retain BISYS's files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so delivered, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to AEFC or the Company unless AEFC or the Company authorizes in writing the destruction of such records and documents.

     11.  Bank Accounts

     AEFC shall or shall cause the Company to establish and maintain such bank accounts with such bank or banks as are selected by AEFC or the Company, as are necessary in order that BISYS may perform the services required to be performed hereunder. BISYS may establish bank accounts for the Company upon request from AEFC or the Company. The Company shall be deemed the customer of the relevant bank for all purposes, including those established by BISYS. To the extent that the performance of such services shall require BISYS directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, AEFC shall or shall cause the Company to provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

     12.  Representations and Warranties

     (a) The Company represents and warrants that: (i) as of the close of business on the effective date of this Agreement, the Company has authorized unlimited Interests, or a sufficient number of Interests to include all Interests issued and outstanding, (ii) it is has all necessary power and authority from the Company to and is authorized by the Company to engage BISYS to perform the services provided herein to the Company, (iii) entering into this Agreement does not conflict with any AEFC's or he Company's governing documents or any contract by which it is bound, including the Administrative

Services Agreement between the Company and AEFC, and (iv) this Agreement has been duly authorized by AEFC and, when executed and delivered by AEFC, will constitute a legal, valid and binding obligation of AEFC, enforceable against AEFC in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     (b) BISYS represents and warrants that: (i) the various procedures and systems which BISYS has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Company and BISYS's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder, and (ii) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     13.  Insurance

     BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of AEFC, BISYS shall provide evidence that coverage is in place. BISYS shall notify AEFC should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. BISYS shall notify AEFC of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify AEFC should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

     14.  Information Furnished by AEFC

     (a) AEFC has furnished to BISYS the following, as amended and current as of the effective date of this Agreement:

     (i) Copies of the Company's Declaration of Trust and By-laws and of any amendments thereto, in each case certified by an officer of the Company.

     (ii) Certified copies of resolutions of AEFC covering the following matters:

          (A) Approval of this Agreement and authorization of a specified officer of AEFC to execute and deliver this Agreement; and

          (B)  Authorization   of   BISYS   to  act  as   transfer   agent   and
               sub-administrator for the Company.

     (iii)   The Valuation Procedures adopted by the Company.

     (iv) A list of all officers of AEFC and the Company and any other persons (who may be associated with AEFC or the Company), together with specimen signatures of those officers and other persons, who are authorized to instruct BISYS in all matters.

     (v)     Two copies of the Prospectus of the Company.

     (vi)    The Administrative Services Agreement between the Company and
             AEFC.

     (vii) A copy of the Company's AML Program and any amendments thereto.

     (viii) A copy of the Company's and AEFC's Privacy Policy and any amendments thereto.

     (b) AEFC shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in this Section 14 forthwith upon such amendments or changes becoming effective. In addition, AEFC agrees that no amendments will be made to any of the foregoing, including the Declaration of Trust, By-laws and Prospectus of the Company, that might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless AEFC first obtains BISYS's approval of such amendments or changes, which approval shall not be withheld unreasonably.

     15.  Legal Advice; Reliance on Prospectus and Instructions

     (a) BISYS may apply to AEFC or the Company at any time for instructions and may consult with counsel or auditors to the Company with regard to BISYS's responsibilities and duties pursuant to this Agreement. BISYS may rely upon the advice of counsel or auditors to the Company or any other counsel or expert authorized by AEFC or the Company, and shall in no event be liable to AEFC, the Company or Shareholder for any action reasonably taken pursuant to such advice.

     (b) As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Declaration of Trust and/or Prospectus of the Company to the extent that such services are described therein, as well as the minutes of Board meetings (if applicable) and other records of the Company unless BISYS receives written instructions to the contrary in a timely manner from AEFC or the Company.

         As to any matter covered by the Administrative Services Agreement, BISYS shall be authorized to act upon any instructions provided to it by AEFC that are not clearly inconsistent with the terms of this Agreement. Also, BISYS shall be protected in acting upon any document, which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. BISYS will not be held to have notice of any change of AEFC's authority, or any change of authority of any officers, employees or agents of the Company or AEFC until receipt of written notice thereof from the Company or AEFC.

     AEFC acknowledges and agrees that deviations from BISYS's written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the AEFC or the Company requests that an exception be made from any written compliance or transfer agency procedures adopted by BISYS, BISYS may in its sole discretion determine whether to permit such exception. In the event BISYS determines to permit such exception, it shall become effective when set forth in a written instrument executed by an authorized representative of AEFC or the Company (other than an employee of BISYS) and delivered to BISYS (an "Exception"); provided that an Exception concerning the requirements of the Company's AML Program shall be authorized by the Company's AML Compliance Officer. An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until BISYS receives written notice from AEFC or the Company, as the case may be, that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as BISYS acts in good faith and without willful misconduct, BISYS shall have no liability for any loss, liability, expenses or damages to AEFC, the Company or any Shareholder resulting from the Exception, and AEFC shall indemnify BISYS and hold BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to BISYS therefrom.

     16.  Compliance with Law

     AEFC assumes full responsibility for the preparation, contents and distribution of each Prospectus of the Company and, except for the obligations of BISYS set forth in Section 7 hereof, compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the 1940 Act. Except as expressly provided herein, AEFC and the Company shall be solely responsible for their compliance with the Securities Act, the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction over AEFC or the Company. BISYS shall have no obligation to take cognizance of any laws relating to the sale of Shares. BISYS will comply with all laws applicable to BISYS in connection with the rendering of services under this Agreement.

     AEFC acknowledges that each of it and the Company is a financial institution subject to the law entitled United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts") and shall comply, and cause the Company to comply, with the AML Acts and applicable regulations adopted thereunder ( collectively, the "Applicable AML Laws") in all relevant respects.

     BISYS shall at all times comply with, the Act on behalf of BISYS. To the extent prudent or necessary in order to comply with the Act, BISYS shall be entitled, to refuse, in good faith, to process transactions on behalf of the Company and Shareholders. AEFC agrees to promptly provide to BISYS upon request copies of records and other documentation evidencing compliance by AEFC and the Company with the Act, and otherwise to assist BISYS in complying with its obligations under the Act.

     17.  Notices

     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to AEFC, to American Express Financial Corporation, 50611 AXP Financial Center, Minneapolis, MN 55474; if to the Company, to Advisory Hedged Opportunity Fund, 50611 AXP Financial Center, Minneapolis, MN 55474, Attn: __________; and if to BISYS, to it at BISYS Fund Services Ohio, Inc., 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     18.  Assignment

     This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     19.  Governing Law

     This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio, subject to any applicable provisions of the 1940 Act or the Securities Act.

     20.  Privacy

     Nonpublic personal financial information relating to consumers or customers of the Company provided by, or at the direction of AEFC or the Company to BISYS, or collected or retained by BISYS to perform its duties shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of AEFC or the Company or as required or permitted by law. BISYS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Company. AEFC represents to BISYS that it and the Company have each adopted a statement of its privacy policies and practices as required by the Securities and Exchange Commission's Regulation S-P and agrees to provide BISYS with a copy of those statements annually.

     21.  Miscellaneous

     (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

     (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

     (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto. The parties hereto may amend such procedures as may be set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by an authorized officer of AEFC or the Company (other than an officer or employee of BISYS) does not conflict with or violate any requirements of the Company's Declaration of Trust, By-laws, or then-current Prospectus, or any rule, regulation or requirement of any regulatory body.

                                   * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                   AMERICAN EXPRESS FINANCIAL
                                   CORPORATION

                                   By:
                                        ----------------------------------------
                                   Name:
                                   Title:

                                   BISYS FUND SERVICES OHIO, INC.

                                   By:
                                        ----------------------------------------
                                   Name:
                                   Title:

                                   SCHEDULE A

                        TO THE ADMINISTRATION, ACCOUNTING
                         AND INVESTOR SERVICES AGREEMENT
                 BETWEEN AMERICAN EXPRESS FINANCIAL CORPORATION
                       AND BISYS FUND SERVICES OHIO, INC.

Fee

On the first $250,000,000                            7 bps

On assets in excess of $250,000,000                  5 bps

Fees are applied as an annual rate based on average net assets to the respective asset levels indicated above, and are subject to a minimum annual fee of $125,000 (not including out-of-pocket and miscellaneous service fees). Fees are billed monthly and payment is due within 30 days or receipt.

Fee calculation example:

Average net assets = $350,000,000

250,000,000 x 0.007 = 1,750,000

100,000,000 x 0.005 = 500,000

1,750,000 + 500,000/12 = $187,500 total fee billed for the month.

Out-of-pocket Expenses and Miscellaneous Service Fees

BISYS shall be entitled to be reimbursed for all reasonable out-of-pocket expenses including, but not limited to, the fees and expenses set forth in
Section 3 of this Agreement to which this Schedule A is attached.